                                                                  EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated December 19, 2002 (except for Note E, as to which the date is January 31, 2003) accompanying the consolidated financial statements included in the Annual Report of Meritage Hospitality Group Inc. as of and for the two years in the period ended December 1, 2002 included in the Annual Report on Form 10-K for the year ended November 30, 2003. We hereby consent to the incorporation of said report by reference into the Company's previously filed Registration Statements File Nos. 333-06657, 333-76025, 333-61016 and 333-88876 on Form S-8.


/s/ Grant Thornton LLP


Southfield, Michigan
February 26, 2004